Exhibit 99.3

The Carlyle Group
News Release
For Immediate Release
October 28, 2015
Jay Fishman Resigns from Carlyle Board of Directors
Carlyle Appoints Anthony Welters as an Independent Director
Washington, DC – Global alternative asset manager The Carlyle Group (NASDAQ: CG) today announced that Jay Fishman has resigned as a member of the Board of Directors of Carlyle Group Management L.L.C., effective October 27, 2015. Mr. Fishman had served as a member of the Board of Directors since Carlyle’s initial public offering in May 2012. He resigned due to previously announced health issues.
The Carlyle Group has named Anthony Welters, Executive Chairman of the Black Ivy Group, L.L.C. and Senior Adviser to the Office of the CEO of UnitedHealth Group, as an independent director.
“Jay played an invaluable role on our Board of Directors over the last several years,” said Daniel A. D’Aniello, Chairman of The Carlyle Group. “His wisdom, judgment and keen insights have benefited management and our unitholders as we transitioned to being a public company. We will miss his leadership and are deeply grateful for his guidance and service.”
“We are excited to welcome Tony as a member of our Board of Directors. He had the vision and foresight to found AmeriChoice in 1989 and has continued to serve as a leader in the business community. His significant leadership experience will add a valuable perspective to our Board of Directors,” said David Rubenstein, Co-Chief Executive Officer of The Carlyle Group. “We appreciate his willingness to serve as a director and we look forward to benefiting from his judgment and counsel.”
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About The Carlyle Group
The Carlyle Group (NASDAQ: CG) is a global alternative asset manager with $188 billion of assets under management across 126 funds and 160 fund of funds vehicles as of September 30, 2015. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Investment Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,700 people in 35 offices across six continents.
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Contact

Elizabeth Gill
+1-202-729-5385
elizabeth.gill@carlyle.com
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